U.S. SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549

                       FORM 12b-25

               NOTIFICATION OF LATE FILING

                      (Check One):

[X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q  [ ] Form N-AR

For Period Ended:    December 31, 2002

     [  ] Transition Report on Form 10-K
     [  ] Transition Report on Form 20-F
     [  ] Transition Report on Form 11-K
     [  ] Transition Report on Form 10-Q
     [  ] Transition Report on Form N-SAR

     For the Transition Period Ended:_____________________________________
__________________________________________________________________________

     Read attached Instruction sheet before preparing form.
     Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

__________________________________________________________________________
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

__________________________________________________________________________

==========================================================================
PART I - Registrant Information
==========================================================================

Full name of Registrant: Paramco Financial Group, Inc.
                         -----------------------------

Former Name if applicable:  Not Applicable
                            ---------------
Address of Principal Executive Office:

            4610 So. Ulster Street, Suite 150
            ---------------------------------
                    Street and Number

                 Denver, Colorado 80237
            ---------------------------------
                City, State, and Zip Code

==========================================================================
PART II - Rules 12b-25 (b) and (c)
==========================================================================

If   the  subject  report  could  not  be  filed  without
unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate)

     (a)   The reasons described in reasonable detail  in
     Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b)   The subject annual report, semi-annual report,
     transition report on Form 10-K, Form 20-F,  11-K  or
     Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25c has been attached if applicable.

==========================================================================
PART III - Narrative
==========================================================================

State below in reasonable detail the reasons why Form 10-
K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      Management's Discussion and Analysis  of  Financial
Condition  and  Results of Operation, as related  to  the
registrant's  financial information and  certain  of  the
financial  information itself, will not be  completed  in
sufficient time to file the Annual Report on Form  10-KSB
for  the  period ended December 31, 2002  by  March   31,
2003.

==========================================================================
PART IV- Other Information
==========================================================================

     (1)  Name and telephone number of person to contact in regard to
this notification:  Douglas G. Gregg   (720)      528-7303
                    ----------------------------------------------
                        Name        (Area Code) (Telephone Number)

     (2)   Have all other periodic reports required under
section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X] Yes   [  ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[  ]  Yes [X] No

      If  so:    attach an explanation of the anticipated
change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



              PARAMCO FINANCIAL GROUP, INC.
          ------------------------------------
      (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


           PARAMCO FINANCIAL GROUP, INC.

Date: March 31, 2003      By:  /s/ Douglas G. Gregg
                               --------------------------
                               Douglas G. Gregg
                               Chairman and Chief Executive
                               Officer

INSTRUCTION:    The form may be signed  by  an  executive
officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.
If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.